Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Holds 125th Shareholder's Annual Meeting

Morrisville, VT May 27, 2016 - Union Bankshares, Inc. (NASDAQ - UNB) today announced the results of voting at the Company’s 125th annual meeting of shareholders held on May 18, 2016. Approximately 87.74% of the Company’s outstanding shares of stock were represented at the meeting. Incumbent directors Steven J. Bourgeois, Kenneth D. Gibbons, John M. Goodrich, Timothy W. Sargent, David S. Silverman, John H. Steel, Schuyler W. Sweet, and Neil J. Van Dyke were reelected to a one-year term. Dawn D. Bugbee, a current director of Union Bank, a subsidiary of Union Bankshares, Inc., was elected for the first time by the shareholders to the Union Bankshares, Inc. Board of Directors. Election of directors was by plurality vote.

Dawn D. Bugbee, has been a Union Bank director since her appointment to the Board in September 2015. She is currently a Vice President and Chief Financial Officer for Green Mountain Power Corporation. Prior to March 2006 she was the Chief Financial officer at Northwestern Medial Center (NMC) in St. Albans, Vermont. She is a certified public accountant (CPA) and holds a Bachelor of Science degree from Castleton University. She is an active member in the local community serving on the Board of Directors and Finance Committees at NMC and Goodwill of Northern New England. Dawn is a past Trustee for Champlain College in Burlington, a gubernatorial appointee to the Vermont Education and Health Building Financing Agency (VEHBFA), a Board member for United Way of Chittenden County and a Rotarian in the St. Albans and Colchester clubs. Dawn's years of experience as Chief Financial Officer add valuable strength to the Board.

Kenneth D. Gibbons, remains Chairman of the Board of Union Bankshares, Inc. and Union Bank. Cornelius J. Van Dyke was appointed as Vice Chairman of the Board of Union Bankshares, Inc. and Union Bank. David S. Silverman remains President and Chief Executive Officer of Union Bankshares, Inc. and Union Bank.

The shareholders approved a non-binding resolution to approve the compensation of the Company’s Named Executive Officers as well as ratified the selection of the firm of Berry, Dunn, McNeil & Parker as the Company’s external auditors for 2016.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. As of March 31, 2016, the Company had approximately $640.8 million in consolidated assets compared to $622.5 million at March 31, 2015. The Company operates 12 banking offices, three loan centers and multiple ATM facilities in Vermont; 5 banking offices and multiple ATM’s in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors 1891 and will be celebrating its 125th anniversary on July 27, 2016. Union Bank has earned an outstanding reputation for residential lending programs and has recently been named, for the third consecutive year, the USDA RD Vermont lender of the year. Union is also an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union Bank is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.